Exhibit 99.1

COMPANY CONTACTS Russell Skibsted SVP & Chief Business Officer Paul Arndt Manager, Investor Relations 949-788-6700	MEDIA CONTACT Susan Neath Porter Novelli Life Sciences 619-849-6000

SPECTRUM PHARMACEUTICALS ANNOUNCES COMPLETION OF NDA FILING FOR SATRAPLATIN FOR HORMONE REFRACTORY PROSTATE CANCER

•	Spectrum to Receive $4 Million Milestone Payment Upon Acceptance by FDA

IRVINE, California – February 16, 2007 Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced the completion of the submission of the New Drug Application (NDA) to the US Food & Drug Administration (FDA) for satraplatin, the Company’s lead drug candidate for the treatment of hormone refractory prostate cancer (HRPC) for those patients who have failed prior chemotherapy. This clinical submission, the third and final portion of the rolling NDA, is based on data from the SPARC (Satraplatin and Prednisone Against Refractory Cancer) Phase 3 registrational trial. The trial enrolled 950 patients, and the study data results for progression-free survival (PFS) were highly statistically significant (p<0.00001). Satraplatin was granted fast-track status, which allowed the FDA to accept a rolling NDA. Major components of the NDA, including, chemistry, manufacturing and controls and nonclinincal (safety) information have previously been accepted for review by the FDA. The FDA has up to 60 days to formally accept the completed application. Upon acceptance, the FDA will determine if the application will be granted priority review, which has already been requested and would allow for a six-month review of the NDA.

The FDA’s acceptance of the NDA will trigger a $4 million milestone payment to Spectrum. Spectrum is also entitled to receive milestone payments upon the achievement of additional regulatory milestones in the U.S., Europe, Japan and other countries. Further payments are due on achieving certain sales targets. In addition to milestones, Spectrum is entitled to receive royalties on worldwide sales of satraplatin. The company also has co- promotion rights in the U.S., if its partner markets satraplatin itself in the U.S.

“The completion of the filing of the satraplatin NDA is an important landmark for Spectrum as we are now one step closer to bringing forth a new treatment option for patients with prostate cancer. The completion of this rolling NDA also validates our business model of identifying promising drug candidates and opportunistically advancing those candidates through clinical development,” said Rajesh C. Shrotriya, M.D., Spectrum’s President and Chief Executive Officer. “Beginning with the acceptance of this filing, Spectrum will be entitled to receive a series of milestone payments that will serve as a source of non-dilutive funding, a key part of our strategy for the advancement of our broad and deep pipeline of drugs. We plan to follow this strategy as we continue to develop our portfolio of 10 drug candidates, two of which are expected to be in phase 3 clinical trials this year: Ozarelix for benign prostate hypertrophy and EOquin(R) for noninvasive bladder cancer.”

About Prostate Cancer

Prostate cancer is the most common cancer among men in the U.S. and Europe. Approximately 234,000 men in the U.S. are expected to be diagnosed with the disease in 2006 and more than 27,000 men are expected to die from the disease. In the European Union, over 200,000 new cases are expected to be diagnosed, and more than 60,000 patients are expected to die each year. Since the incidence of prostate cancer increases with age, the aging of the overall population is expected to further increase the number of prostate cancer patients. Most patients diagnosed with prostate cancer initially receive surgery or radiation therapy, and some of these patients are cured. For many others, though, the disease recurs. Recurrent disease is treated with hormone therapy, and most patients initially respond well to this treatment. Eventually, however, the tumor cells become resistant to the hormones — or hormone-refractory — and the tumor again progresses. Increasingly, chemotherapy is being used as an effective first-line treatment for HRPC. However, it is not a cure. Consequently, there is a growing need for effective therapeutic options, such as second-line chemotherapy treatments, for patients once they have progressed.

About Satraplatin

Satraplatin, a fourth-generation, oral investigational drug, is a member of the platinum family of compounds. Over the past three decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an oral compound and is given as capsules that patients can take at home. In addition to HRPC, satraplatin has been studied in clinical trials involving a range of tumors, and Phase 2 trials have been completed in ovarian cancer and small cell lung cancer. Other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers are underway or planned.

In September 2006, positive topline results were announced from a double-blind, randomized Phase 3 trial, the SPARC trial. The trial evaluated satraplatin plus prednisone versus placebo plus prednisone as a second-line treatment in 950 patients with hormone-refractory prostate cancer. The study data show that the results for PFS were highly statistically significant (p<0.00001) using the protocol-specified log-rank test. PFS is the primary endpoint for submission for accelerated approval in the U.S. and also serves as the primary basis for a Marketing Authorization Application in Europe.

The most common adverse reactions in the SPARC trial consisted of myelosuppression (bone marrow functions, such as lowered platelet count or lowered white blood cell count); gastrointestinal events, such as nausea, constipation and diarrhea; and fatigue. These adverse reactions were mostly mild to moderate in severity. No significant degradation of renal function or worsening of neuropathy was noted.

In 2002, Spectrum licensed the global rights to GPC Biotech (Frankfurt Stock Exchange: GPC; TecDAX index; Nasdaq: GPCB). GPC Biotech is responsible for all costs associated with the development and regulatory filings of satraplatin. GPC Biotech has a co-development and license agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation, under which Pharmion has been granted exclusive commercialization rights to satraplatin for Europe and certain other territories.

Spectrum licensed worldwide rights to satraplatin from Johnson Matthey PLC. Spectrum is required to pay to Johnson Matthey $500,000 in shares of Spectrum common stock (or approximately 81,000 shares) upon submission of the complete NDA filing and $500,000 in cash upon acceptance of the NDA by the FDA.

About Spectrum Pharmaceuticals

Spectrum Pharmaceuticals is opportunistically acquiring and advancing a diversified portfolio of oncology drug candidates that meet critical health challenges for which there are few other treatment options. Spectrum’s expertise lies in identifying undervalued drugs with demonstrated safety and efficacy, and adding value through further clinical development and selection of the most viable and low-risk methods of commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients, such as at-home chemotherapy and new treatment regimens for refractory disease. For more information, please visit our website at www.spectrumpharm.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire and develop its portfolio of drug candidates, the Company’s promising pipeline, our team’s ability to identify promising drugs and opportunistically move these drugs through development and toward commercialization, that we will receive milestones and royalties from sales of satraplatin, that we will continue to advance our pipeline of drug candidates through the clinical process, our strategy for the advancement of our broad and deep pipeline of drugs, that we expect to have two drugs in Phase 3 clinical trials this year, that other trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in various other cancers will be initiated and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in- license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.